Exhibit 99.1

PRESS RELEASE	5700 Las Positas Road Livermore, California 94551 925-606-9200

FOR RELEASE April 28, 2022

McGrath RentCorp Announces Results for First Quarter 2022

LIVERMORE, CA – April 28, 2022 – McGrath RentCorp (NASDAQ: MGRC) (the “Company”), a diversified business-to-business rental company, today announced total revenues for the quarter ended March 31, 2022 of $145.4 million, an increase of 20%, compared to the first quarter of 2021.  The Company reported net income of $18.8 million, or $0.77 per diluted share, for the first quarter of 2022, compared to net income of $17.4 million, or $0.71 per diluted share, for the first quarter of 2021.

FIRST QUARTER 2022 Company HIGHLIGHTS:

•	Rental revenues increased 21% year-over-year to $104.2 million.
•	Total revenues increased 20% year-over-year to $145.4 million.
•	Adjusted EBITDA[1] increased 15% to $56.7 million.
•

Dividend rate increased 5% year-over-year to $0.455 per share for the first quarter of 2022.  On an annualized basis, this dividend represents a 2.1% yield on the April 27, 2022 close price of $84.88 per share.

Joe Hanna, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“We were pleased with our first quarter results.  The improved end market conditions we experienced at the start of the year continued through the first quarter and enabled us to deliver a 21% increase in companywide rental revenues, compared to the prior year.  Modular rental revenues grew 32%, with approximately two thirds of the growth attributable to our Design Space, Kitchens To Go and Titan Storage Container acquisitions.  Excluding the acquisitions, the modular segment rental revenues grew by a healthy 11%.  Rental revenues at TRS-RenTelco and Adler Tanks grew 5% and 17%, respectively.

Our modular business saw broad based strength across our commercial, education and portable storage customer bases.  With stronger demand conditions than a year ago we have been spending robustly to prepare modular equipment for rent, and we have front loaded some of our new equipment capital spending.  All of this indicates our improving confidence in rental opportunities for the year.

TRS-RenTelco and Adler Tanks also had a good start to the year.  TRS-RenTelco saw growth in both communications and general purpose rentals during the first quarter, and experienced improving demand over the course of the quarter.  Adler Tanks continued to experience broad-based demand improvement across its regions and vertical markets, compared to a year ago.

I am encouraged by the stronger business momentum we are seeing across the business.  We are focused on effective execution to make the most of these improved market conditions.”

Division HIGHLIGHTS:

All comparisons presented below are for the quarter ended March 31, 2022 to the quarter ended March 31, 2021 unless otherwise indicated.

Mobile Modular

For the first quarter of 2022, the Company’s Mobile Modular division reported income from operations of $18.4 million, an increase of $2.8 million, or 18%, with Adjusted EBITDA increasing $6.5 million, or 27%, to $30.4 million.  Rental revenues increased 32% to $61.5 million, depreciation expense increased 35% to $7.8 million and other direct costs increased 57% to $20.2 million, which resulted in an increase in gross profit on rental revenues of 20% to $33.5 million.  The rental revenue increase reflects the 2021 Design Space, Kitchens To Go, and Titan Storage Containers customers that contributed approximately two thirds of the increase.  Rental related services revenues increased 31% to $18.4 million, primarily attributable to higher delivery and pick up activities, and higher site related and other services performed during the lease with associated gross profit increasing 30% to $5.2 million.  Sales revenues increased 36% to $10.4 million, from both higher new and used equipment sales. Gross margin on sales was 39% compared to 35% in 2021, resulting in a 51% increase in gross profit on sales revenues to $4.0 million.  Selling and administrative expenses increased 28% to $24.7 million, primarily due to increased employee salaries and benefit costs totaling $2.8 million reflecting the addition of Design Space and Kitchens To Go employees, $1.4 million higher amortization of intangible assets associated with the Design Space and Kitchens To Go acquisitions and $1.6 million higher allocated corporate expenses.

TRS-RenTelco

For the first quarter of 2022, the Company’s TRS-RenTelco division reported income from operations of $8.1 million, a decrease of $0.4 million, or 4%, with Adjusted EBITDA increasing $0.3 million, or 1%, to $20.7 million.  Rental revenues increased 5% to $28.5 million, depreciation expense increased 6% to $12.0 million and other direct costs increased 3% to $4.7 million, which resulted in a 4% increase in gross profit on rental revenues to $11.8 million.  The rental revenue increase was the result of higher average equipment on rent and higher average monthly rental rates compared to the prior year.  Sales revenues decreased 24% to $3.9 million and gross profit on sales revenues decreased 15% to $2.4 million.  Selling and administrative expenses increased 5% to $6.6 million, primarily due to higher marketing and administrative expenses.

Adler Tanks

For the first quarter of 2022, the Company’s Adler Tanks division reported income from operations of $1.9 million, an increase of $1.2 million, with Adjusted EBITDA increasing $1.0 million, or 18%, to $6.7 million.  Rental revenues increased 17% to $14.2 million, depreciation expense was comparable to the prior year and other direct costs increased 29% to $3.0 million, which resulted in an increased gross profit on rental revenues of 25%, to $7.2 million. The rental revenue increase was broad based across regions and vertical markets served.  Rental related services revenues increased 8% to $5.3 million, with gross profit on rental related services decreasing 10%, to $0.9 million.  Selling and administrative expenses increased 4% to $6.5 million primarily due to higher allocated corporate expenses.

financial outlook:

Based upon the Company’s year-to-date results and current outlook for the remainder of the year, the Company confirms its financial outlook. For the full-year 2022, the Company expects:

•	Total revenue:	$675 million to $705 million
•	Adjusted EBITDA[1,2]:	$260 million to $275 million
•	Gross rental equipment capital expenditures:	$117 million to $127 million

1.

Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs and share-based compensation.  A reconciliation of actual net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

2.

Information reconciling forward-looking Adjusted EBITDA to the comparable GAAP financial measures is unavailable to the Company without unreasonable effort because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Therefore, no reconciliation to the most comparable GAAP measures is provided. The Company provides Adjusted EBITDA guidance because it believes that Adjusted EBITDA, when viewed with the Company’s results under GAAP, provides useful information for the reasons noted in the reconciliation of actual Adjusted EBITDA to the most directly comparable GAAP measures at the end of this release.

About McGrath RentCorp:

Founded in 1979, McGrath RentCorp (Nasdaq: MGRC) is a diversified business-to-business rental company providing modular buildings, electronic test equipment, portable storage and tank containment solutions across the United States and other select North American regions.  The Company’s rental operations consist of four divisions: Mobile Modular rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs; TRS-RenTelco rents and sells electronic test equipment; Adler Tank Rentals rents and sells containment solutions for hazardous and nonhazardous liquids and solids; and Mobile Modular Portable Storage provides portable storage rental solutions.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com

Modular Buildings – www.mobilemodular.com

Electronic Test Equipment – www.trsrentelco.com

Tanks and Boxes – www.adlertankrentals.com

Portable Storage – www.mobilemodularcontainers.com

School Facilities Manufacturing – www.enviroplex.com

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K, 10-Q and other SEC filings.  You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K, 10-Q and other SEC filings.

Conference Call Note:

As previously announced in its press release of March 29, 2022, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on April 28, 2022 to discuss the first quarter 2022 results.  To participate in the teleconference, dial 1-844-707-0666 (in the U.S.), or 1-703-639-1220 (outside the U.S.), or to listen only, access the simultaneous webcast at the investor relations section of the Company’s website at https://investors.mgrc.com/.  A replay will be available for 7 days following the call by dialing 1-855-859-2056 (in the U.S.), or 1-404-537-3406 (outside the U.S.).  The pass code for the conference call replay is 2173168.  In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company’s website at https://investors.mgrc.com/events-and-presentations.

FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, regarding McGrath RentCorp’s expectations, strategies, prospects or targets are forward looking statements.  These forward-looking statements also can be identified by the use of forward-looking terminology such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plan,” “predict,” “project,” or “will,” or the negative of these terms or other comparable terminology.   In particular, Mr. Hanna’s statements about the robust spending indicating the Company’s improved confidence, the Company’s focus on effective execution to make the most of improved market conditions, as well as the statements regarding the full year 2022 in the “Financial Outlook” section, are forward-looking.

These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties that could cause our actual results to differ materially from those projected including: the duration of the COVID-19 pandemic and its economic impact, the extent and length of the restrictions associated with COVID-19 pandemic, the health of the education and commercial markets in our modular building division; the activity levels in the general purpose and communications test equipment markets at TRS-RenTelco; the ability to obtain the synergies expected from the Design Space and Kitchens To Go acquisitions and the success of integrating such acquisitions; the utilization levels and rental rates of our Adler Tanks liquid and solid containment tank and box rental assets; continued execution of our performance improvement initiatives; our ability to successfully increase prices to offset cost increases; and our ability to effectively manage our rental assets, as well as the factors disclosed under “Risk Factors” in the Company’s Form 10-K and other SEC filings.

Forward-looking statements are made only as of the date hereof.  Except as otherwise required by law, we assume no obligation to update any of the forward-looking statements contained in this press release.

MCGRATH RENTCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended March 31,
(in thousands, except per share amounts)	2022	2021
Revenues
Rental	$104,241	$86,087
Rental related services	24,317	19,669
Rental operations	128,558	105,756
Sales	15,876	14,611
Other	939	828
Total revenues	145,373	121,195
Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	23,874	21,255
Rental related services	18,143	14,604
Other	27,823	19,707
Total direct costs of rental operations	69,840	55,566
Costs of sales	9,044	8,548
Total costs of revenues	78,884	64,114
Gross profit	66,489	57,081
Selling and administrative expenses	39,127	33,137
Income from operations	27,362	23,944
Other income (expense):
Interest expense	(2,820)	(1,783)
Foreign currency exchange gain (loss)	13	(55)
Income before provision for income taxes	24,555	22,106
Provision for income taxes	5,762	4,708
Net income	$18,793	$17,398
Earnings per share:
Basic	$0.77	$0.72
Diluted	$0.77	$0.71
Shares used in per share calculation:
Basic	24,285	24,153
Diluted	24,534	24,512
Cash dividends declared per share	$0.455	$0.435

MCGRATH RENTCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
(in thousands)	2022	2021
Assets
Cash	$1,603	$1,491
Accounts receivable, net of allowance for credit losses of $2,125 in 2022 and 2021	151,564	159,499
Rental equipment, at cost:
Relocatable modular buildings	1,059,030	1,040,094
Electronic test equipment	378,766	361,391
Liquid and solid containment tanks and boxes	308,790	309,908
	1,746,586	1,711,393
Less: accumulated depreciation	(663,631)	(646,169)
Rental equipment, net	1,082,955	1,065,224
Property, plant and equipment, net	138,515	135,325
Prepaid expenses and other assets	50,732	54,945
Intangible assets, net	45,566	47,049
Goodwill	132,305	132,393
Total assets	$1,603,240	$1,595,926
Liabilities and Shareholders' Equity
Liabilities:
Notes payable	$423,974	$426,451
Accounts payable and accrued liabilities	138,690	136,313
Deferred income	63,939	58,716
Deferred income taxes, net	238,749	242,425
Total liabilities	865,352	863,905
Shareholders’ equity:
Common stock, no par value - Authorized 40,000 shares
Issued and outstanding - 24,335 shares as of March 31, 2022 and 24,260 shares as of December 31, 2021	106,765	108,610
Retained earnings	631,174	623,465
Accumulated other comprehensive loss	(51)	(54)
Total shareholders’ equity	737,888	732,021
Total liabilities and shareholders’ equity	$1,603,240	$1,595,926

MCGRATH RENTCORP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2022	2021
Cash Flows from Operating Activities:
Net income	$18,793	$17,398
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,584	23,460
Deferred income taxes	(3,676)	(3,258)
Provision for doubtful accounts	13	99
Share-based compensation	1,760	1,777
Gain on sale of used rental equipment	(5,364)	(4,794)
Foreign currency exchange (gain) loss	(13)	55
Amortization of debt issuance costs	4	3
Change in:
Accounts receivable	7,922	1,009
Prepaid expenses and other assets	4,213	(94)
Accounts payable and accrued liabilities	(4,716)	(2,633)
Deferred income	5,223	4,587
Net cash provided by operating activities	51,743	37,609
Cash Flows from Investing Activities:
Purchases of rental equipment	(39,430)	(17,984)
Purchases of property, plant and equipment	(5,417)	(981)
Proceeds from sales of used rental equipment	10,308	10,418
Net cash used in investing activities	(34,539)	(8,547)
Cash Flows from Financing Activities:
Net repayment under bank lines of credit	(2,482)	(13,931)
Taxes paid related to net share settlement of stock awards	(3,605)	(3,482)
Payment of dividends	(11,006)	(10,554)
Net cash used in financing activities	(17,093)	(27,967)
Effect of foreign currency exchange rate changes on cash	1	(4)
Net increase in cash	112	1,091
Cash balance, beginning of period	1,491	1,238
Cash balance, end of period	$1,603	$2,329
Supplemental Disclosure of Cash Flow Information:
Interest paid, during the period	$2,137	$1,625
Net income taxes paid, during the period	$420	$372
Dividends accrued during the period, not yet paid	$11,357	$9,810
Rental equipment acquisitions, not yet paid	$12,869	$11,095

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended March 31, 2022
(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$61,538	$28,512	$14,191	$—	$104,241
Rental related services	18,361	671	5,285	—	24,317
Rental operations	79,899	29,183	19,476	—	128,558
Sales	10,375	3,927	657	917	15,876
Other	371	381	187	—	939
Total revenues	90,645	33,491	20,320	917	145,373

Costs and Expenses
Direct costs of rental operations:
Depreciation	7,833	12,029	4,012	—	23,874
Rental related services	13,180	580	4,383	—	18,143
Other	20,162	4,692	2,969	—	27,823
Total direct costs of rental operations	41,175	17,301	11,364	—	69,840
Costs of sales	6,329	1,500	502	713	9,044
Total costs of revenues	47,504	18,801	11,866	713	78,884

Gross Profit
Rental	33,543	11,791	7,210	—	52,544
Rental related services	5,181	91	902	—	6,174
Rental operations	38,724	11,882	8,112	—	58,718
Sales	4,046	2,427	155	204	6,832
Other	371	381	187	—	939
Total gross profit	43,141	14,690	8,454	204	66,489
Selling and administrative expenses	24,692	6,590	6,522	1,323	39,127
Income (loss) from operations	$18,449	$8,100	$1,932	$(1,119)	$27,362
Interest expense					(2,820)
Foreign currency exchange gain					13
Provision for income taxes					(5,762)
Net income					$18,793

Other Information
Adjusted EBITDA [1]	$30,405	$20,653	$6,707	$(1,046)	$56,719
Average rental equipment [2]	$1,006,903	$366,667	$308,533
Average monthly total yield [3]	2.04%	2.59%	1.53%
Average utilization [4]	77.1%	64.6%	48.3%
Average monthly rental rate [5]	2.64%	4.01%	3.17%

1.      Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs and share-based compensation.

2.	Average rental equipment represents the cost of rental equipment, excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
3.	Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
4.	Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
5.	Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended March 31, 2021
(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$46,657	$27,276	$12,154	$—	$86,087
Rental related services	14,051	740	4,878	—	19,669
Rental operations	60,708	28,016	17,032	—	105,756
Sales	7,620	5,149	608	1,234	14,611
Other	320	438	70	—	828
Total revenues	68,648	33,603	17,710	1,234	121,195

Costs and Expenses
Direct costs of rental operations:
Depreciation	5,819	11,362	4,074	—	21,255
Rental related services	10,072	653	3,879	—	14,604
Other	12,875	4,534	2,298	—	19,707
Total direct costs of rental operations	28,766	16,549	10,251	—	55,566
Costs of sales	4,948	2,301	416	883	8,548
Total costs of revenues	33,714	18,850	10,667	883	64,114

Gross Profit
Rental	27,963	11,380	5,782	—	45,125
Rental related services	3,979	87	999	—	5,065
Rental operations	31,942	11,467	6,781	—	50,190
Sales	2,672	2,848	192	351	6,063
Other	320	438	70	—	828
Total gross profit	34,934	14,753	7,043	351	57,081
Selling and administrative expenses	19,237	6,298	6,267	1,335	33,137
Income (loss) from operations	$15,697	$8,455	$776	$(984)	23,944
Interest expense					(1,783)
Foreign currency exchange loss					(55)
Provision for income taxes					(4,708)
Net income					$17,398

Other Information
Adjusted EBITDA [1]	$23,955	$20,392	$5,700	$(921)	$49,126
Average rental equipment [2]	$836,893	$334,781	$313,873
Average monthly total yield [3]	1.86%	2.72%	1.29%
Average utilization [4]	75.8%	68.1%	40.3%
Average monthly rental rate [5]	2.45%	3.99%	3.21%

1.      Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, non-cash impairment costs and share-based compensation.

2.	Average rental equipment represents the cost of rental equipment, excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
3.	Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
4.	Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
5.	Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), the Company presents “Adjusted EBITDA”, which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization and share-based compensation.  The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance, compliance with financial covenants in the Company’s revolving lines of credit and senior notes and the Company’s ability to meet future capital expenditure and working capital requirements.  Management believes the exclusion of non-cash charges, including share-based compensation, is useful in measuring the Company’s cash available for operations and performance of the Company.  Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges.  The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow.  In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance.  Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA

(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2022	2021	2022	2021
Net income	$18,793	$17,398	$91,100	$99,223
Provision for income taxes	5,762	4,708	33,105	28,313
Interest expense	2,820	1,783	11,492	7,918
Depreciation and amortization	27,584	23,460	110,819	94,241
EBITDA	54,959	47,349	246,516	229,695
Share-based compensation	1,760	1,777	7,649	5,603
Adjusted EBITDA [1]	$56,719	$49,126	$254,165	$235,298
Adjusted EBITDA margin [2]	39%	41%	40%	42%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2022	2021	2022	2021
Adjusted EBITDA [1]	$56,719	$49,126	$254,165	$235,298
Interest paid	(2,137)	(1,625)	(10,838)	(7,816)
Income taxes paid, net of refunds received	(420)	(372)	(9,135)	(34,912)
Gain on sale of used rental equipment	(5,364)	(4,794)	(26,011)	(19,335)
Foreign currency exchange (gain) loss	(13)	55	142	(459)
Amortization of debt issuance costs	4	3	16	11
Change in certain assets and liabilities:
Accounts receivable, net	7,935	1,108	(17,119)	3,626
Prepaid expenses and other assets	4,213	(94)	(2,509)	3,350
Accounts payable and other liabilities	(14,870)	(10,385)	10,996	4,013
Deferred income	5,223	4,587	9,718	(11,345)
Net cash provided by operating activities	$51,290	$37,609	$209,425	$172,431

1.	Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and share-based compensation.
2.	Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

FOR INFORMATION CONTACT:	Keith E. Pratt
EVP & Chief Financial Officer
925-606-9200